EXHIBIT 99.(a)(8)

Certain US Federal Income Tax Considerations in relation to the Return of Cash

The following discussion of US federal income tax consequences is intended only as a summary of the material US federal income tax consequences of the Reclassification, Share Capital Consolidation and B Share Alternatives to US Holders (as defined below) who hold Existing Ordinary Shares as capital assets and does not purport to be a complete analysis or listing of all potential US federal income tax consequences relating to the Reclassification, Share Capital Consolidation and B Share Alternatives. This discussion does not discuss special tax rules that may be applicable to certain classes of investors, including banks, insurance companies, tax exempt entities, dealers, traders who elect to mark-to-market, investors with a functional currency other than the US dollar, persons who hold Existing Ordinary Shares as part of a hedge, straddle or conversion transaction, or holders of 10% or more of the voting stock of the Company. The statements of US federal income tax laws and practices set out below are based on the laws in force and as interpreted by the relevant taxation authorities as of March 31, 2006. The statements are subject to any changes occurring after that date, in the interpretation of any law by the relevant taxation authorities or in any double taxation convention between the US and the UK. Finally, we note that the Company has not sought a ruling from the US Internal Revenue Service (IRS) regarding the treatment of the Reclassification, Share Capital Consolidation and B Share Alternatives and the following discussion is thus not binding on the IRS.

For purposes of this discussion, the term “US Holder” means a beneficial owner of Existing Ordinary Shares, New Ordinary Shares, or B Shares, as the case may be, that is a US citizen or resident, a US domestic corporation or partnership, a trust subject to the control of a US person and the primary supervision of a US court, or an estate, the income of which is subject to US federal income tax regardless of its source. In addition, you are encouraged to seek your own professional and/or tax advice prior to making an election under the B Share Alternatives.

This discussion assumes that the deferred shares will have no value and, as a result, receipt of deferred shares by a US Holder that elects Alternative 1 should have no US federal income tax consequences.

US Holders are urged to consult their own tax adviser regarding the US federal income tax consequences to them of the Reclassification, B Share Alternatives and Share Capital Consolidation.

Reclassification and B Share Alternatives

While not free from doubt, we expect that the Reclassification coupled with the receipt of cash shortly thereafter by some holders with respect to their B Shares (either pursuant to Alternative 1 or Alternative 2) will cause the B Shares resulting from the Reclassification to be treated as a taxable distribution with respect to Existing Ordinary Shares for all US Holders, including US Holders that elect to defer receipt of the cash with respect to their B Shares pursuant to Alternative 3. The following discussion assumes that the B Shares resulting from the Reclassification will be treated as a taxable distribution to all holders, regardless of which B Share Alternative they choose.

A US Holder that elects Alternative 1 or 2 will be treated as having received a taxable distribution on the date that cash is actually or constructively received by the holder. US Holders that elect Alternative 1 or 2 will be treated as having received a taxable distribution in an amount equal to the US dollar equivalent of the pounds sterling received by the holder, based on the spot currency exchange rate on the date the distribution is treated as received by the holder (other than any cash attributable to fractional New Ordinary Shares which will be treated as described below). In the case of a US Holder that elects Alternative 3, the amount of the taxable distribution will equal the US dollar equivalent of the fair market value of the B Shares actually or constructively received by the holder, determined on the date such shares are actually or constructively received.

As a taxable distribution, a US Holder’s actual or constructive receipt of B Shares will be treated as a dividend to the extent of the Company’s current or accumulated earnings and profits, as determined under US federal income tax principles (“E&P”). If the amount of the taxable distribution exceeds E&P, the excess amount will be treated as a return of the US Holder’s tax basis in their Existing Ordinary Shares and, if the distribution exceeds E&P and the holder’s tax basis, as gain from the sale or exchange of Existing Ordinary Shares. We are currently unable to determine the extent to which the distribution of B Shares will be considered paid out of E&P. If we are unable to determine the portion of the distribution that is paid out of E&P prior to the due date for reporting such payment to the IRS, certain information reporting rules require that we report the entire distribution as a dividend. Any portion of the distribution that is treated as a dividend will be a foreign source dividend that, in the case of US Holders that are individuals and that satisfy certain minimum holding period requirements with respect to their Existing Ordinary Shares, should be taxed at a maximum US federal income tax rate of 15%. US Holders that are corporations will be taxed at a maximum US federal income tax rate of 35% and will not be entitled to claim the dividends received deduction with respect to any portion of the distribution that is treated as a dividend.

Share Capital Consolidation

A US Holder should not recognize gain or loss on the receipt of New Ordinary Shares pursuant to the Share Capital Consolidation. A US Holder will, however, recognize gain or loss as a result of the Share Capital Consolidation equal to the difference, if any, between the US dollar amount of any cash received with respect to fractional New Ordinary Shares and the US Holder’s tax basis in its fractional New Ordinary Shares. The capital gain or loss will be long-term capital gain or loss if the Existing Ordinary Shares converted into New Ordinary Shares have been held for more than one year at the time the fractional Ordinary Shares are sold. Any gain or loss will generally be income from sources within the US for foreign tax credit limitation purposes. Long-term capital gain for an individual US Holder is generally subject to a reduced rate of tax, which rate is currently 15%. Corporations are currently subject to a maximum US federal income tax rate on capital gains of 35%.

Alternative 3:    Retained B Shares

Receipt of B Shares

The following discussion applies only to those US Holders that elect to receive and retain B Shares pursuant to Alternative 3. As discussed above, US Holders that elect Alternative 3 will be treated as receiving a currently taxable distribution equal to the US dollar equivalent of the fair market value of the B Shares at the time such person actually or constructively receives those shares. As a result, if all or a portion of such distribution is treated as a taxable dividend or as giving rise to capital gain (see discussion above under the heading “Reclassification”) a US Holder electing Alternative 3 will be required to pay US federal income tax even though that holder does not receive any cash.

Holding B Shares

While there is no clear authority regarding the proper tax characterization of the B Shares, based on certain facts relating to the B Shares, including certain conditions to the repurchase of the B Shares on the Future and

Final Repurchase Dates, it is believed that the B Shares represent equity for US federal income tax purpose and the following discussion assumes that the B Shares represent equity in ScottishPower. US Holders considering Alternative 3 should consult their own tax advisers regarding the US federal income tax consequences to them if the B Shares are not treated as equity.

A US Holder electing Alternative 3 will have a tax basis in their B Shares equal to the US dollar fair market value of those B Shares at the time those shares are actually or constructively received by that holder. A US Holder’s receipt of the B Share Continuing Dividend should be treated as a dividend to the extent of the Company’s E&P, determined in the year in which the B Share Continuing Dividend is treated as received by the holder, as a return of tax basis (up to the holder’s tax basis) to the extent the B Share Continuing Dividend exceeds E&P and as gain from the sale of B Shares if the amounts exceed both E&P and the holder’s tax basis in their B Shares. We expect that any portion of the B Share Continuing Dividend that is treated as a dividend for US tax purposes will be a foreign source dividend that, in the case of US Holders that are individuals and that satisfy certain minimum holding period requirements with respect to their B Shares, should be taxed at a maximum US federal income tax rate of 15% if the dividend is received on or before December 31, 2008. US Holders that are corporations will be taxed at a maximum US federal income tax rate of 35% and will not be entitled to claim the dividends received deduction with respect to any portion of a B Share Continuing Dividend.

Except as provided in the next paragraph, upon a sale or other disposition of B Shares, a US Holder will recognize gain or loss for US federal income tax purposes in an amount equal to the difference between the US dollar value of the amount realized and the US Holder’s tax basis in such B Shares. Generally, such gain or loss will be long-term capital gain or loss if the US Holder’s holding period for such B Shares exceeds one year. Any gain or loss will generally be income from sources within the US for foreign tax credit limitation purposes. Long-term capital gain for an individual US Holder is generally subject to a reduced rate of tax, which rate is 15% with respect to sales occurring on or before December 31, 2008. Corporations are currently subject to a maximum US federal income tax rate on capital gains of 35%.

A repurchase of B Shares by or on behalf of the Company, including pursuant to a Future Repurchase Offer or the Final Repurchase Offer, could be viewed as a distribution with respect to the Company’s stock under Internal Revenue Code Section 302 rather than as a sale of those B Shares. Whether amounts received from or on behalf of the Company on a repurchase of B Shares will be treated as a distribution with respect to the Company’s stock will depend on certain facts, including whether there is a meaningful reduction in the holder’s percentage ownership of the Company’s equity (determined by taking into account New Ordinary Shares, New ADSs and B Shares) as a result of the repurchase. The IRS has ruled that even a very small reduction in a holder’s percentage ownership interest in the Company may be considered meaningful if the holder owns a minimal amount of Company equity and the holder does not exercise any control over the Company’s corporate affairs. US Holders electing Alternative 3 should consult their own tax advisers regarding whether a repurchase of B Shares by or for the Company’s account is likely to be treated as a taxable distribution rather than a sale of those B Shares.

If the purchase of B Shares by or on behalf of the Company is treated as a distribution, the amount paid for those shares will be treated as a dividend to the extent of the Company’s E&P, determined in the year in which the B Shares are purchased, as a return of tax basis (up to the holder’s tax basis) to the extent the purchase price exceeds E&P and as gain from the sale of B Shares if the amount exceeds both E&P and the holder’s tax basis in their B Shares. If the repurchase of B Shares is treated as a distribution with respect to the Company’s stock, any portion of a holder’s tax basis in its B Shares that is not recovered will be allocated to the holder’s remaining New Ordinary Shares, New ADSs and/or B Shares.

Foreign Currency Conversion

As noted above, a US Holder will include amounts paid in a currency other than US dollars, such as pounds sterling, in income based on the US spot currency exchange rate on the date the foreign currency is actually or constructively received by the holder. Upon the conversion of foreign currency into US dollars, any difference between the US dollars actually received and the amount included in income on the date the foreign currency was received may constitute foreign currency gain or loss. A US Holder that is an individual is not required to recognize a gain of less than $200 from the exchange of foreign currency in a “personal transaction” as defined in Section 988(e) of the Code. Please consult your own tax adviser regarding tax consequences to you resulting from the conversion of foreign currency into US dollars.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply with respect to non-corporate US Holders of Existing Ordinary Shares as a result of the Reclassification and Share Capital Consolidation. Accordingly, individual US Holders will receive a statement after the close of the 2006 calendar year showing the amount of the taxable distribution relating to the B Shares and the portion of such distribution that is treated as a dividend for US federal income tax purposes. “Backup withholding” will apply if (i) the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by US tax laws and applicable regulations, (ii) if there has been notification from the IRS of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its US federal income tax return or, (iii) in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements.

In addition, you may be prohibited from receiving B Shares pursuant to Alternative 3 if you do not submit a completed IRS Form W-9 or appropriate Form W-8 indicating an exemption from backup withholding. If you are prohibited from receiving B Shares because you have not submitted the appropriate IRS form and you elected to receive B Shares pursuant to Alternative 3, then, you may be treated as having elected Alternative 1 with respect to all of your B Shares.

Definitions

ADSs	American Depositary Shares, each representing Ordinary Shares, evidenced by American Depositary Receipts (which may include either Existing ADSs or New ADSs, as the context may require)

Alternative 1	the Single B Share Dividend

Alternative 2	the Initial Repurchase Offer

Alternative 3	the Future Repurchase Offers

B Share Alternatives	the alternatives of the Single B Share Dividend, the Initial Repurchase Offer or the Future Repurchase Offers

B Share Continuing Dividend	the non-cumulative preferential dividend payable in relation to each B Share at a rate of 75 percent of 12 month LIBOR on the amount of £3.60 per B Share

B Shares	non-cumulative preference shares of 50 pence each in the capital of the Company

Capital Reorganization	the reorganization of the Company’s share capital composed of the Reclassification and the Share Capital Consolidation

Circular	the circular to Shareholders, dated March 31, 2006, prepared for Shareholders describing the Return of Cash by the Company

Company or ScottishPower	Scottish Power plc, registered in Scotland with company number SC193794

Deferred Shares	the unlisted deferred shares, the rights and restrictions of which are set out in “Part 7 - Rights and restrictions attached to the Deferred Shares” of the Circular

E & P	the Company’s accumulated earnings and profits, as determined under US federal income tax principles

Existing ADSs	ADSs, each representing four Existing Ordinary Shares, prior to the Capital Reorganization

Existing Ordinary Shares	issued ordinary shares of 50 pence each in the capital of the Company existing prior to the Capital Reorganization

Final Repurchase Offer	the offer expected to be made by Morgan Stanley and UBS, each acting as agent for ScottishPower, to purchase B Shares on or about May 29, 2011 pursuant to which ScottishPower expects to purchase all of the B Shares outstanding on such date

Future Repurchase Offers	the offers expected to be made by Morgan Stanley and UBS, each acting as agent for ScottishPower, to purchase B Shares on or about May 29 in each of the years 2007 to 2011, including the Final Repurchase Offer

Initial Repurchase Offer	the initial offer by Morgan Stanley and UBS, each acting as agent for ScottishPower, to purchase B Shares expected to be made on May 22, 2006

IRS	US Internal Revenue Service

New ADSs	following the Capital Reorganization, the ADSs of the Company, each representing four New Ordinary Shares

New Ordinary Shares	following the Capital Reorganization, the ordinary shares of 42 pence each in the capital of the Company

Ordinary Shares	Existing Ordinary Shares or New Ordinary Shares, as the context may require

Reclassification	the reclassification of one in every three of the Existing Ordinary Shares held by a holder on the Record Date into one B Share in the manner set out in paragraph (a) of the first special resolution in the notice convening the EGM set out at the end of the Circular

Return of Cash	the transaction comprising the Capital Reorganization and the B Share Alternatives

ScottishPower or the Company	Scottish Power plc, registered in Scotland with company number SC193794

Share Capital Consolidation	the subdivision and consolidation of the Existing Ordinary Shares in the manner set out in paragraph (b) of the special resolution in the notice convening the EGM set out at the end of the Circular

Shareholders	holders of Existing Ordinary Shares, New Ordinary Shares, Existing ADSs, New ADSs and/or B Shares, as the context may require

Single B Share Dividend	the dividend of £3.60 per B Share

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

US or United States	the United States of America, its territories, possessions, any State of the United States of America and the District of Columbia

US Holder

a beneficial owner of Existing Ordinary Shares, New Ordinary Shares, or B Shares, as the case may be, that is a US citizen or resident, a US domestic corporation or partnership, a trust subject to the control of a US person and the primary supervision of a US court, or an estate, the income of which is subject to US federal income tax regardless of its source